EXHIBIT 99.1
OCEAN POWER TECHNOLOGIES ANNOUNCES RESULTS FOR THE QUARTER
AND THE NINE MONTHS ENDED JANUARY 31, 2009
Pennington, NJ – March 12, 2009 Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) (“OPT” or the “Company”) today announced its financial results for the third quarter and the nine months ended January 31, 2009 of its fiscal year ending April 30, 2009.
Third Quarter Highlights
•	Mark R. Draper appointed Chief Executive Officer
•	Dr. George W. Taylor appointed Executive Chairman
•	Seymour S. Preston III appointed Vice Chairman and Lead Independent Director
•	Dr. Philip Hart appointed Chief Technology Officer
•	Contract order backlog of $6.9 million on January 31, 2009 (April 30, 2008: $5.5 million)
•	Cash, cash equivalents and investments of $85.6 million at January 31, 2009 (October 31, 2008: $89.6 million)
•	Signed agreement with Leighton Contractors to develop wave power projects off the east and south coasts of Australia
•	Announced collaboration with Lockheed Martin for the development of utility scale wave power generation projects in North America
•	In February 2009, shipped PB150 electrical power and control system from OPT’s New Jersey factory to the UK, for integration with the PB150 PowerBuoy to be deployed in the Orkney Islands under contract with the Scottish Government
•	Revenues for the nine months ended January 31, 2009 were $3.4 million, compared to $3.7 million for the nine months ended January 31, 2008
•	Net loss for the nine months ended January 31, 2009 was $13.6 million, compared to a $8.3 million net loss for the nine months ended January 31, 2008

Mr. Mark R. Draper, OPT’s Chief Executive Officer, said “I am very excited about serving as Chief Executive Officer of OPT and the responsibility for moving the Company forward, as we build on our successes to date. I would like to thank Dr. George Taylor for his leadership and look forward to his continued strategic guidance and business development expertise in the role of Executive Chairman. I am also pleased to have Dr. Phil Hart join OPT as our new Chief Technology Officer. These personnel changes reflect the Company’s momentum in establishing itself as a premier global technology company in the wave power industry.”
“Financial results for the third quarter of fiscal 2009 were in line with our expectations, and cash used in operations decreased from the second quarter of this fiscal year. We remain committed to executing against our plan, as we continue to make important strides with many of our projects while furthering our network of global partners. In December 2008, OPT announced an agreement with Leighton Contractors for the development of wave power projects off the east and south coasts of Australia – underscoring our global expansion plans. In January, we signed a letter of intent with Lockheed Martin to collaborate on the development of utility scale wave power generation projects in North America” Mr. Draper continued.
“We are pleased to report that the electrical power and control system for the PB150 to be delivered under a contract with the Scottish Government was recently shipped from our New Jersey factory to the UK. Under the leadership of Dr. Hart, we are looking forward to the achievement of further key milestones in the development of our core PowerBuoy technology” Mr. Draper concluded.
Overview
OPT achieved important milestones in the development of the 150 kW-rated PowerBuoy® (PB150), which comprises a significant portion of its current backlog. The initial structural design for the PB150 was completed by December 31, 2008 and OPT continues to work actively with an independent engineering group to certify the 150 kW PowerBuoy structure design. The first round of such certification reviews have been completed. The electrical control system, which is the core of the PB150 structure, was recently shipped to the UK from OPT’s Pennington, New Jersey headquarters.
Under a letter of intent signed in January 2009 with Lockheed Martin for the development of a wave power plant, OPT will contribute its project and site development expertise, build the power take-off and control systems of the wave power generation plant, and provide its proprietary PowerBuoy technology. Lockheed Martin will provide construction, systems integration and deployment of the plant, as well as operations and maintenance services. This is the first agreement between the two companies for a utility-scale wave power project, and it builds on previous work that the companies did together on systems for US Homeland Security and maritime surveillance.
OPT’s patent portfolio continues to grow as one new US patent was issued during the third quarter of fiscal year 2009. The Company’s technology base now includes a total of 40 issued US patents.

Operational Review
The third quarter of fiscal year 2009 reflected continued progress on numerous OPT projects, with key strides made on a number of projects including:
REEDSPORT, OREGON, US – OPT is working on a 150 kW-rated PB150 PowerBuoy, major portions of which will be fabricated and integrated in Oregon. OPT continues to make progress on the overall permitting and licensing process while working extensively with interested stakeholder groups at local, county, state and federal agency levels.
SPAIN – OPT is continuing to work on what is expected to be a utility-grade OPT wave power station in Spain with Iberdrola S.A., one of the world’s largest renewable energy companies, and its partners. Following deployment and ocean testing of the first PowerBuoy in September 2008, OPT has been working on improvements to the power take-off and control systems.
ORKNEY ISLANDS, UK – OPT is working under a contract with the Scottish Government at the European Marine Energy Centre in the Orkney Islands, Scotland to deploy a grid-connected 150 kW PowerBuoy. OPT has made good progress on the construction of the power conversion and power take-off sub-assemblies. In the third quarter, the Company continued its review of prospective suppliers for manufacturing of the PowerBuoy, which is on track to be ready for deployment by the end of calendar year 2009.
CORNWALL, UK – OPT is working closely with the recently appointed engineering contractor, appointed by the South West of England Regional Development Agency (“SWRDA”) to manage the construction of the “Wave Hub” marine energy test site. SWRDA has forecast that the cabling and subsea equipment construction is expected to be installed by the end of calendar year 2010.
HAWAII, US – In October 2008, the Company deployed one of its PowerBuoy systems near Kaneohe Bay on the island of Oahu. The PowerBuoy was launched under OPT’s on-going program with the US Navy at a site off Marine Corps Base Hawaii and will be connected to the Oahu power grid. Initial commissioning tests were very encouraging and the power produced was in line with predicted levels.
US NAVY DEEP OCEAN APPLICATION – OPT commenced work on a $3.0 million contract award for the ocean testing of an advanced version of the autonomous PowerBuoy. This is part of the second phase of the Navy’s DWADS initiative program, a unique program for deep ocean data gathering.
Financial Review
Third Quarter -
Revenues decreased by $0.4 million in the three months ended January 31, 2009 to $1.0 million as compared to $1.4 million in the three months ended January 31, 2008. The decrease in revenues was primarily attributable to lower levels of revenues on the Company’s wave power station off the coast of Spain and autonomous PowerBuoy work, net of an increase in revenues related to the Hawaii project for the US Navy.
Cost of revenues decreased to $0.6 million in the three months ended January 31, 2009 from $2.0 million in the three months ended January 31, 2008. This decrease in cost of revenues primarily reflected the decreased level of activity on the wave power station off the coast of Spain and the autonomous PowerBuoy projects for the US Navy. In addition, a portion of the recognized revenue related to the Hawaii project had no corresponding cost of revenue, as a result of actual costs being less than previously estimated costs.

Operating loss for the three months ended January 31, 2009 decreased to $3.9 million, as compared to $4.6 million in the three months ended January 31, 2008. This change primarily reflects an increase in selling, general and administrative costs, related to company growth and the expansion of sales, marketing and business development activities, offset by an increase in gross profit. These increased levels of selling, general and administrative costs were consistent with planned activity for this fiscal year.
Net loss for the three months ended January 31, 2009 was $3.6 million, compared to $4.0 million in the same period last year. The decrease in net loss reflects the changes in operating loss and a decrease in foreign exchange losses, offset by a decrease in interest income. The difference in period-to-period foreign exchange results was primarily attributable to the relative change in value of the British pound sterling compared to the US dollar during the two periods. The decrease in interest income was due to a decrease in cash, cash equivalents and investments and lower rates reflecting a conservative investment strategy, given the current volatility in the global markets.
Nine Months -
For the nine months ended January 31, 2009, the Company reported revenues of $3.4 million compared to $3.7 million in the nine months ended January 31, 2008. The revenues for the nine months ended January 31, 2009 reflected revenues associated with the Company’s Spain wave power station contract and the autonomous PowerBuoy project with the US Navy for ocean data gathering. The decrease in revenues was primarily attributed to lower levels of revenues recognized on the wave power station off the coast of Spain, the Hawaii project for the US Navy and the project with the Scottish Executive at Orkney, Scotland, partially offset by an increase relating to OPT’s autonomous PowerBuoy work.
Cost of revenues decreased to $4.0 million in the nine months ended January 31, 2009 from $4.7 million in the nine months ended January 31, 2008. This change in cost of revenues reflected decreases related to the wave power station off the coast of Spain, the Hawaii project for the US Navy, and the project for the Scottish Executive, partially offset by an increase in cost of revenues on the autonomous PowerBuoy for the US Navy.
Operating loss for the nine months ended January 31, 2009 was $13.7 million compared to $12.2 million in the nine months ended January 31, 2008. OPT reported a net loss of $13.6 million for the nine months ended January 31, 2009 compared to a net loss of $8.3 million for the nine months ended January 31, 2008. These changes in operating loss and net loss reflect an increase in product development costs related to the Company’s continued work to increase the power output of its utility PowerBuoy system and an increase in selling, general and administrative costs related to company growth and expansion of sales, marketing and business development activities, as well as the level of foreign exchange losses incurred and a decrease in interest income.
On January 31, 2009, total cash, cash equivalents and investments were $85.6 million. The Company’s balance sheet remains strong, and its cash, cash equivalents and investments are highly liquid investments consisting primarily of term deposits with large commercial banks and US Treasury bills and notes.
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Webcast Details
OPT will host an audio webcast to review its results on Thursday, March 12, 2009, at 10:00 a.m. Eastern Time (2:00 p.m. GMT). Mark R. Draper, Chief Executive Officer, Dr. George W. Taylor, Executive Chairman, and Charles F. Dunleavy, Chief Financial Officer, will host the webcast. Investors and other interested parties may access the webcast by visiting the Company’s Web site at www.oceanpowertechnologies.com and clicking on the Investor Relations tab, then Webcasts and Presentations.
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Additional information may be found in the Company’s Quarterly Report on Form 10-Q filed with the US Securities and Exchange Commission. The Form 10-Q may be accessed at www.sec.gov or at the Company’s website in the Investor Relations tab.
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Forward-Looking Statements
This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Form 10-K for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
About Ocean Power Technologies
Ocean Power Technologies (Nasdaq: OPTT and London Stock Exchange AIM: OPT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable, clean and environmentally-beneficial electricity. OPT has a strong track record in harnessing wave energy and participates in a $150 billion annual power generation equipment market. The Company’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into low-cost, clean electricity. The Company is widely recognized as the leading provider of on-grid and autonomous wave-energy generation with its energy systems benefiting from over a decade of in-ocean experience. OPT’s technology and systems are insured by Lloyds Underwriters of London. OPT is headquartered in Pennington, New Jersey with offices in Warwick, UK. More information can be found at www.oceanpowertechnologies.com.

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Contact information:

Ocean Power Technologies, Inc.
Mark R. Draper, Chief Executive Officer	Telephone: +1 609 730 0400

Charles F. Dunleavy, Chief Financial Officer	Telephone: +1 609 730 0400

Nomura Code Securities Limited
Juliet Thompson, Richard Potts	Telephone: +44 20 7776 1200

Media Contact in United States:
Edelman
Judith Flynn Echeverria	Telephone: +1 212 819 4806
Email: Judith.Flynn-
Echeverria@edelman.com

Media Contact in United Kingdom:
Corfin Communications
Neil Thapar, Martin Sutton, Claire Norbury	Telephone: +44 20 7977 0020

Consolidated Balance Sheets as of January 31, 2008,
April 30, 2008 and January 31, 2009

	January 31,	April 30,	January 31,
	2008	2008	2009
	$	$	$
	(Unaudited)		(Unaudited)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	106,082,023	88,836,304	8,252,358
Short-term investments	—	—	45,122,085
Accounts receivable	249,580	1,728,637	198,257
Unbilled receivables	1,870,558	577,452	1,001,914
Other current assets	1,176,181	1,375,249	826,668

Total current assets	109,378,342	92,517,642	55,401,282

Property and equipment, net	479,121	628,454	862,690
Patents, net of accumulated amortization of $196,510, $204,585 and $234,297, respectively	659,843	717,288	861,174
Restricted cash	1,064,448	1,123,848	926,856
Long-term investments	—	12,233,437	32,205,332
Other noncurrent assets	255,864	330,296	1,636,976

TOTAL ASSETS	111,837,618	107,550,965	91,894,310

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	1,371,483	1,457,575	529,946
Accrued expenses	2,869,163	4,490,008	3,113,232
Unearned revenues	655,323	699,752	288,341
Other current liabilities	26,106	—	—

Total current liabilities	4,922,075	6,647,335	3,931,519

LONG-TERM DEBT	188,784	188,784	95,386

DEFERRED RENT	14,884	16,237	20,296

DEFERRED CREDITS	600,000	600,000	600,000

OTHER NONCURRENT LIABILITIES	—	—	262,764

Total liabilities	5,725,743	7,452,356	4,909,965

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; none issued or outstanding	—	—	—
Common stock, $0.001 par value; authorized 105,000,000 shares; issued and outstanding 10,210,354, 10,210,354 and 10,210,354 shares, respectively	10,210	10,210	10,210
Additional paid-in capital	152,739,104	153,057,265	154,212,115
Accumulated deficit	(46,572,539)	(52,927,641)	(66,534,171)
Accumulated other comprehensive loss	(64,900)	(41,225)	(703,809)

Total stockholders’ equity	106,111,875	100,098,609	86,984,345

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	111,837,618	107,550,965	91,894,310

Consolidated Statements of Operations
For the quarter ended January 31, 2008 and 2009 (Unaudited)

	January 31,	January 31,
	2008	2009
	$	$

REVENUES	1,421,856	964,803
COST OF REVENUES	1,992,524	638,592
Gross profit (loss)	(570,668)	326,211
PRODUCT DEVELOPMENT COSTS	2,116,924	2,086,386
SELLING, GENERAL AND ADMINISTRATIVE COSTS	1,913,230	2,122,297
Operating expenses	4,030,154	4,208,683
Operating loss	(4,600,822)	(3,882,472)
INTEREST INCOME	1,057,850	372,931
FOREIGN EXCHANGE LOSS	(449,989)	(88,124)
NET LOSS	(3,992,961)	(3,597,665)
Basic and diluted net loss per share	(0.39)	(0.35)
Weighted average shares used to compute basic and diluted net loss per share	10,210,354	10,210,354

Consolidated Statements of Operations
For the nine months ended January 31, 2008 and 2009 (Unaudited)

	January 31,	January 31,
	2008	2009
	$	$

REVENUES	3,663,772	3,418,555
COST OF REVENUES	4,720,712	3,956,316
Gross loss	(1,056,940)	(537,761)
PRODUCT DEVELOPMENT COSTS	5,875,371	6,119,408
SELLING, GENERAL AND ADMINISTRATIVE COSTS	5,280,992	7,067,851
Operating expenses	11,156,363	13,187,259
Operating loss	(12,213,303)	(13,725,020)
INTEREST INCOME	3,846,013	1,434,969
FOREIGN EXCHANGE GAIN (LOSS)	65,669	(1,316,479)
NET LOSS	(8,301,621)	(13,606,530)
Basic and diluted net loss per share	(0.81)	(1.33)
Weighted average shares used to compute basic and diluted net loss per share	10,197,521	10,210,354

Consolidated Statements of Cash Flows
For the nine months ended January 31, 2008 and 2009 (Unaudited)

	January 31,	January 31,
	2008	2009
	$	$

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	(8,301,621)	(13,606,530)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange (gain) loss	(65,669)	1,316,479
Depreciation and amortization	181,105	219,833
Loss on disposal of equipment	—	259,855
Treasury note premium amortization	—	208,184
Compensation expense related to stock option grants and restricted stock	1,608,662	1,194,835
Deferred rent	4,059	4,059
Changes in operating assets and liabilities:
Accounts receivable	622,877	1,360,297
Unbilled receivables	(1,577,010)	(665,066)
Other current assets	(739,304)	407,838
Other noncurrent assets	—	(1,360,061)
Accounts payable	(160,196)	(714,451)
Accrued expenses	(1,103,711)	(1,232,617)
Unearned revenues	655,323	(411,411)
Other noncurrent liabilities	—	322,354

Net cash used in operating activities	(8,875,485)	(12,696,402)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(8,968,170)	(79,889,353)
Maturities of short-term investments	17,358,316	34,767,268
Purchases of long-term investments	—	(20,180,078)
Purchase of equipment	(239,840)	(749,339)
Payments of patent costs	(70,752)	(191,027)
Investments in joint ventures and other noncurrent assets	(29,140)	—

Net cash provided by (used) in investing activities	8,050,414	(66,242,529)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock issuance costs	(870,116)	—
Repayment of long-term debt	—	(42,801)
Proceeds from exercise of stock options	287,795	—

Net cash used in financing activities	(582,321)	(42,801)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(16,058)	(1,602,214)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,423,450)	(80,583,946)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	107,505,473	88,836,304

CASH AND CASH EQUIVALENTS, END OF PERIOD	106,082,023	8,252,358